Name of Registrant:
Franklin Investors Securities Trust

File No. 811-04986

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

FRANKLIN LIMITED MATURITY U.S. GOVERNMENT SECURITIES FUND
(a series of Franklin Investors Securities Trust)

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

May 30, 2014

The Special Meeting of Shareholders (the "Meeting") of Franklin Limited Maturity U.S. Government Securities Fund ("The Fund") was held on May 30, 2014, at 2:00 p.m., Pacific time, at the offices of the Fund, One Franklin Parkway, San Mateo, California 94403.


Karen L. Skidmore acted at the Meeting as Chairperson. Ms. Skidmore appointed Seong Kim to serve as Inspector of Election.


The reading of the "Notice of Meeting of Shareholders" dated March 17, 2014 was waived. Ms. Skidmore indicated that the Affidavit of Mailing, the Notice of Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.


A list of Shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, February 14, 2014, the Fund had 49,622,327 shares outstanding and entitled to vote at the Meeting, that a majority of such shares were represented by proxy at the Meeting, and that there was a quorum needed to transact the business of the Meeting.


The Chairman noted that the quorum needed to transact business at the Meeting was present and instructed the Inspector of Election to file the proxies with the records of the Trust. The Chairman then called for discussion and voting on the matters set forth in the Proxy Statement.


Ms. Kim then reported the proposal had passed and that the voting was as follows:


Regarding the proposal to approve a Plan of Reorganization between Franklin Limited Maturity U.S. Government Securities Fund ("Limited Maturity Fund") and Franklin Adjustable U.S. Government Securities Fund ("Adjustable U.S. Government Fund"), that provides for (i) the acquisition of substantially all of the assets of Limited Maturity Fund by Adjustable U.S. Government Fund in exchange solely for Class A1, R6 and Advisor shares of Adjustable U.S. Government Fund, (ii) the distribution of such shares to the shareholders of Limited Maturity Fund, and (iii) the complete liquidation and dissolution of Limited Maturity Fund:


Shares   	   % of    % of    Shares 	% of  	    % of  Withheld
  For	      outstanding  Shares  Against    outstanding Shares    or
		  Shares   Voted		Shares    Voted   Abstain
30,312,725.684	61.045%	   93.576%  764,971.444	1.541%	 2.361%  1,316,010.766

% of 			% of
Outstanding Shares	Shares Voted
2.650%	                4.063%


There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.


Dated: May 30, 2014				/s/Karen L. Skidmore
						Karen L. Skidmore
						Vice President and Secretary